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                                                                   EXHIBIT 10.15

                           BUSINESS SERVICES AGREEMENT

         THIS BUSINESS SERVICES AGREEMENT, as amended and restated ("Agreement"), effective as of September 1, 1994 (the "Effective Date"), by and among ORTHODONTIC CENTERS OF GEORGIA, INC., a Delaware corporation ("OCS"); HECTOR M. BUSH, D.M.D., an individual residing in the State of Georgia ("Dr. Bush"), and HECTOR M. BUSH, P.C., (the "PC" and together with Dr. Bush, the "Orthodontic Entity") (OCS, Dr. Bush and the PC also sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties").

                                    RECITALS:

         WHEREAS, the Orthodontic Entity owns and operates a professional orthodontic practice (the "Practice") with offices located in the facilities identified in Exhibit 1.3 and furnishes orthodontic care to the general public through the services of Dr. Bush and such other orthodontist(s) and dentists who may be employed by the PC from time to time;

         WHEREAS, Dr. Bush is an orthodontic dentist who is duly licensed to practice orthodontic dentistry in the State of Georgia;

         WHEREAS, Dr. Bush is the sole owner of the PC;

         WHEREAS, OCS is a wholly owned subsidiary of Orthodontic Centers of America, Inc. ("OCA"). OCS and OCA have expertise in providing non-clinical, non-professional business services to orthodontic and dental practices;

         WHEREAS, the Orthodontic Entity wants OCS to provide it with all of the non-clinical, non-professional business services required by the Orthodontic Entity for the operation of the Practice, in order to help the Orthodontic achieve the Orthodontic Entity's goals of increasing the business efficiency of and patient satisfaction with the Practice, and enhancing the growth and development of the Practice; and

           WHEREAS, at all times, the Orthodontist shall exercise independent clinical judgment and shall retain sole authority and responsibility for all professional dental acts in connection with the operation of Practice.

         NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements herein contained, the Parties agree as follows:

              I. NO ACTIONS CONSTITUTING THE PRACTICE OF DENTISTRY.

         The Parties expressly agree that OCS is not authorized or qualified to engage in the practice of dentistry, as defined under the laws of the State of Georgia ("Practice of Dentistry"). If a court or other governmental authority of competent jurisdiction makes a final decision that any term of this Agreement causes OCS to engage in the Practice of Dentistry or otherwise violate the dental practice laws of the State of Georgia ("Dental Practice Laws") or if legal counsel to OCS and the Orthodontist mutually agree to the same, then such term shall be deemed waived and unenforceable and its nonperformance shall not constitute a breach or default of this Agreement. Additionally, the Parties shall reform this Agreement as provided for in Section 7.12.

                           II. RESPONSIBILITIES OF OCS

         2.1. General. OCS shall provide the Orthodontic Entity with comprehensive administrative, business, and marketing support and advice, and such facilities, equipment, and support personnel as reasonably required by the Orthodontic Entity to operate its practice, as determined by the Orthodontic entity in consultation with OCS, including without limitation the specific services discussed hereinafter in this Article II of this Agreement. (The services provided by OCS to the Orthodontic Entity under this Agreement are collectively referred to as the


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"Business Services".) The Orthodontic Entity hereby engages OCS to be its sole and exclusive agent and provider of the Business Services during the term of this Agreement.

         2.2. Offices

         (a) Lease/Sublease of Office(s). OCS, or an entity retained by OCS, shall lease or otherwise arrange for the offices facilities in which the Practice is operated, subject to the approval of the Orthodontic Entity (which will not be unreasonably withheld or delayed) (each such office facility is individually referred to as an "Office" and all such office facilities are collectively referred to as the "Offices" or the "Center"). OSC shall and hereby does sublease each Office to the Orthodontic Entity in accordance with the terms of this Agreement. The Orthodontic Entity shall hereby and does sublease each Office from OCS subject to terms, covenants and conditions of the "Primary Lease" (as defined hereinafter) for that Office, except the terms of this Agreement are hereby expressly incorporated into and shall control any inconsistency with such Primary Lease(s). For the purposes of this Agreement, a "Primary Lease" means the Lease Agreement between OCS, or an affiliate of OCS, and the lessor or landlord of each Office, for an Office, including any amendments, modifications or other written terms, covenants and conditions.

         (b) Office Upkeep. OCS shall be responsible for maintaining the Offices in good working order, condition and repair. OCS shall pay rental and other payments due under each Primary Lease to the applicable Landlord. Rental, other payments due under each Primary Lease, and any maintenance costs and expenses shall be deemed a Center Expense and included in the Base Management Fees.

         (c) Use of Office(s). The Orthodontic Entity shall use the Offices exclusively for the operation of the Practice, except as expressly agreed to by OCS in writing in advance.

         (d) Term of Sublease. The term of the sublease for a particular Office shall be the lesser of the term of this Agreement or the term of the Primary Lease for the Office, unless terminated earlier as provided herein.

         (e) Offices Included in Agreement. Unless and until the Parties mutually agree otherwise, this Agreement shall include the two Offices identified in Exhibit 2.2 attached hereto. This Agreement shall also include any new or different offices that are added to this Agreement in accordance with Subsection 2.3(f) immediately below ("New Office(s)").

         (f) Addition and Removal of Offices from Agreement. New Offices may be added to this Agreement only with the mutual, written consent of the Parties. Existing Offices (including any Original Offices) may be removed from this Agreement only with the mutual, written consent of the Parties. If the Parties mutually agree in writing to add a New Office or remove an existing Office from this Agreement, this Agreement shall be automatically amended to include the New Office or remove the existing Office, as appropriate. Whenever a Primary Lease for an Office is entered into or terminated, Exhibit 1.3 shall be automatically amended to include or delete the address for that Office, as appropriate.

         2.3. Equipment, Furniture and Improvements.

         (a) Lease of Furniture, Fixtures and Equipment. OCS shall provide the Orthodontic Entity with all of the furniture, fixtures, other leasehold improvements and equipment reasonably required by the Orthodontic Entity for the operation of the Practice during the term of this Agreement. (The furniture, fixtures, other leasehold improvements and equipment provided by OCS to the Orthodontic Entity are collectively referred to as the "Furniture, Fixtures and Equipment".) OCS shall hold title to and be the owner of the Furniture, Fixtures and Equipment, and shall and hereby does lease to the Orthodontic Entity all of the Furniture, Fixtures and Equipment during the term hereof. The Orthodontic Entity shall and hereby does lease and thereby obtain exclusive custody of and control over the Furniture, Fixtures and Equipment during the term hereof, subject to the terms of this Agreement; however, the Orthodontic Entity agrees not to remove the Furniture, Fixtures and Equipment from the Offices.

         (b) Related Services. In addition to the duties referred to in subsection (a) above, OCS shall be responsible for acquiring new Furniture, Fixtures and Equipment in consultation with and subject to the approval of


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the Orthodontic Entity (which will not be unreasonably withheld or delayed);
maintaining the Furniture, Fixtures and Equipment in good working order, condition and repair; paying all license fees, assessments, charges and taxes imposed upon the ownership, leasing, sale, possession or use of the Furniture, Fixtures and Equipment; and insuring the Furniture, Fixtures and Equipment against risks of loss or damage.

         (c) Agreement Concerning Costs and Expenses. The cost and expense for the maintenance and repair of Furniture, Fixtures and Equipment and all fees, assessments, charges, expenses and taxes and all insurance premiums paid by OCS on the Furniture, Fixtures and Equipment, whether or not the Furniture, Fixtures and Equipment is acquired during the term of this Agreement, are and shall be a Center Expense and shall be included in the Base Management Fees.

         2.4. Personnel and Payroll. The Parties expressly acknowledge and agree that the Orthodontic Entity shall exercise control over all decisions relating to office personnel and hours of practice. Subject to the foregoing, OCS shall consult with and advise the Orthodontic Entity on the Center's staffing needs and on the hiring and employment of the Center's staff. OCS shall employ all of the Center's staff, except for orthodontists, dentists and dental hygienists, if any. Additionally, OCS shall be responsible for staff scheduling and for the performance of all payroll and payroll accounting functions. OCS shall advise the Orthodontic Entity on the establishment of incentive and profit sharing plans for the Center's staff to reward individuals for contributing to increased productivity in the Center.

         2.5. Computer Systems. OCS will provide the Orthodontist with computer software and systems and computer-related services including the following: use during the term of this Agreement of the OCA Software and Documentation (as defined hereinafter), error corrections, bug fixes, patches and other updates to the OCA Software; provision of the computer-related Documentation; support and assistance in installing and running the OCA Software; programming changes; advice and assistance in procuring any new or additional computer hardware required for the Practice; and all other computer-related services reasonably required for the day-to-day operations of the Practice from time to time. For the purposes of this Agreement, "Documentation" means all manuals, user documentation and other related materials, as may be amended, supplemented or modified from time to time by OCS, pertaining to the OCA Software, which are furnished to the Orthodontist by OCS in connection with the OCA Software. "OCA Software" means (i) the computer programs in machine readable object code form, and (ii) the Internet based software and data, and any subsequent error corrections, bug fixes, patches, updates or other modifications supplied to the Orthodontist by OCS pursuant to this Agreement.

           2.6. Purchasing and Inventory Maintenance. In consultation with the Orthodontic Entity, OCS shall be responsible for the performance of the Orthodontic Entity's purchasing and inventory maintenance functions, including the following: purchasing services for all inventory and supplies required by the Orthodontic Entity for the Practice; negotiations with vendors to obtain discounts on supplies and inventory (all discounts will be passed through to the Orthodontic Entity); inventory management services for all inventory and supplies maintained by the Orthodontic Entity for the Practice; and all other related purchasing and inventory management services reasonably required for the day-to-day operations of the Practice from time to time. However, notwithstanding anything to the contrary, and, consistent with the provisions of
Section 2.1, the Orthodontic Entity will have sole authority over and responsibility for all decisions concerning the inventory and supplies to be utilized by the Practice (i.e., the Orthodontic Entity will not be required by OCS to utilize any particular type of inventory or supply, or order any specific quantity of any inventory or supply). Additionally, the Orthodontic Entity shall be responsible for oversight and supervision with respect to all clinical supplies, as required under applicable law.

         2.7. Bookkeeping and Accounting and Related Services. OCS shall provide the Orthodontist with all bookkeeping and accounting and related financial services reasonably required for the day-to day operations of the Practice, including the following: bookkeeping and accounting services; administration and payment of accounts and trade payables; payroll administration services; preparation of monthly, quarterly and annual financial statements and related reports, which shall reasonably summarize the Practice's financial operations; audits; bank statement reconciliations; financial statement reconciliations; and all other related bookkeeping, accounting and financial management services as may reasonably be required for the day-to-day operations of the Practice from time to time.


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         2.8. Legal Compliance and Services. OCS shall provide the Orthodontist with legal services for the Practice's routine operations (but not including professional liability or malpractice defense).

         2.9. Marketing. The Parties expressly acknowledge and agree that the Orthodontic Entity shall exercise control over all policies and decisions relating to pricing, credit, refunds, warranties and advertising. Subject to the foregoing, in consultation with the Orthodontic Entity, OCS shall design and execute a marketing plan to promote the Orthodontist's professional services. Such marketing plan may include, as OCS and the Orthodontic Entity determine to be appropriate, newspaper, yellow pages, and radio and television advertising, special promotions and pricing programs, and direct marketing to employers, insurance companies, and other payers. In connection with such marketing plan, OCS shall advise the Orthodontic Entity in establishing and maintain on behalf of the Orthodontic Entity a plan for patients' payment for orthodontic services on an installment plan basis. All marketing activities hereunder shall be conducted in compliance with all applicable laws and regulations governing advertising by the dental profession.

         2.10. Planning. OCS will assess the potential of and advise the orthodontic Entity on the establishment of New Offices, and will provide assistance to the Orthodontic Entity in the opening of such New offices, including assistance in the location of such Offices and in the sale of existing Offices, as appropriate.

         2.11. Billing and Collections and Related Services. OCS shall be responsible for (i) billing and collecting payments for all professional services rendered by the Orthodontist(s) or clinical staff to patients, with all such billing and collecting to be done in the name of the Orthodontic Entity;
(ii) receiving payments from patients, insurance companies and all other third party payers; (iii) taking possession of and endorsing in the name of the Orthodontic Entity any notes, checks, money orders, insurance payments and other instruments received in payment of accounts receivable; (iv) performance of all payroll functions; (v) preparing and submitting to the Orthodontist monthly operating data and quarterly financial reports with respect to the operations of the Center; and (vii) paying all Center Expenses, as set forth in Section 4.1. No funds from the Medicare and Medicaid programs shall be billed or collected by the Orthodontic Entity. The Orthodontic Entity hereby appoints OCS for the term of this Agreement to be its true and lawful attorney-in-fact for the purposes set forth above in this section.

         2.12. Handling of Practice Funds

         (a) Orthodontic Entity Account. All monies collected for the Orthodontic Entity by OCS pursuant to Section 2.12 above shall be deposited into an account (the "Orthodontic Entity Account") with a bank whose deposits are insured with the Federal Deposit Insurance Corporation. The Orthodontic Entity Account shall contain the name of the Orthodontic Entity, but OCS shall make all disbursements therefrom. OCS shall account for all monies so disbursed from the Orthodontic Entity Account. (The funds deposited into the Orthodontic Entity Account, after their deposit, are defined as the "Practice Funds".) From time to time, the Practice Funds may be transferred by OCS from the Orthodontic Entity Account to central bank accounts of OCS and OCA and aggregated with other funds maintained in such account(s).

         (b) Authorized Payments. The Practice Funds will be applied for the following purposes and in the following order of priority: (i) payment of the Orthodontic Entity's management and service fees, as provided for in Article IV;
(ii) payment of any loan repayment obligations or other liabilities of the Orthodontic Entity to OCS under this; and (iii) distribution to the Orthodontic Entity of the sums provided for in Section 4.1(a)(ii)(1) and (2). (These payments and distributions are collectively defined as the "Authorized Payments".)

         (c) Agreements Concerning Orthodontic Entity Account. During the term of this Agreement, OCS shall have signatory authority over the Orthodontic Entity Account, and shall be responsible for making the Authorized Payments (to the extent Practice Funds are available for these payments). OCS covenants and agrees that it will make the Authorized Payments in accordance with the terms of this Agreement. Until OCS completes a final audit and accounting, the Orthodontic Entity shall not make any withdrawals from the Practice Funds, make any modification to the Orthodontic Entity Account or close the Orthodontic Entity Account without the prior express written consent of OCS. The Orthodontic Entity acknowledges and agrees that these controls are necessary in order for OCS to perform the Business Services and to assure that the Authorized Payments will be applied as provided for in this Agreement. In the event the funds in the Orthodontic Entity Account will, at any time, be insufficient to cover current expenses, OCS shall notify the Orthodontic Entity and OCS may advance to the


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Orthodontic Entity the necessary funds to pay current expenses for the benefit of the Orthodontic Entity, which advances will be deemed to be loans to the Orthodontic Entity to be repaid upon such terms and at such rate of interest as agreed to by the Orthodontic Entity and OCS, which indebtedness shall be deemed a Center Expense for purposes of Article IV hereof.

                   III. OBLIGATIONS OF THE ORTHODONTIC ENTITY

         3.1. The Orthodontic Entity's Control over Practice of Dentistry. The Orthodontic Entity shall have complete and sole responsibility, authority and control of the Practice of Dentistry in connection with the Practice's operations, including without limitation: employment, hiring, termination and compensation of all Professional Staff; rendering of all professional orthodontic and dental services to patients; professional supervision of all Professional Staff and Office Staff; examination, diagnosis and treatment of all patients; decisions concerning types of orthodontic and dental services to be provided to patients; selection of the drugs, supplies and equipment to be used in the rendering of orthodontic and dental services to patients; decisions concerning amount of fees to be charged for orthodontic and dental goods and services, refunds and credit terms; preparation and maintenance of all the Patient Records (discussed further in Section 2.3; exercise of independent judgment regarding patient diagnosis and treatment; and ownership and proprietorship of the Practice.

         3.2. Practice Management and Approval of Certain Business Operations. Notwithstanding the authority granted to OCS pursuant to Article II of this Agreement, it is expressly acknowledged and agreed by the Parties that the Orthodontic Entity shall be solely responsible for the management of the Practice, including approval over the following matters (in addition to the Practice of Dentistry, as discussed in Section 2.1), provided that such approval shall not be unreasonably withheld by the Orthodontic Entity: hiring, termination compensation of all professional employees of the PC ("Professional Staff") and all other staff of the Practices who are employed at the Offices ("Office Staff"); the entering into and termination of Primary Leases; decisions concerning Office layouts; the acquisition of Furniture, Fixtures and Equipment; and advertising content.

         3.3. Patient Records and Professional Assets. The Orthodontic Entity shall have sole and exclusive responsibility to prepare and maintain accurate, complete and timely dental records on all patients of the Practice ("Patient Records"), in compliance with all applicable federal, state and local laws and regulations. The Patient Records and other Professional Assets shall be the property and remain under the control and custody of the Orthodontic Entity at the Offices at all times during the term of this Agreement. OCS's access to the Patient Records shall be subject to all applicable laws and regulations governing the confidentiality of such records.

         3.4. Compliance with Applicable Laws and Standards. The Orthodontic Entity shall be responsible for assuring that at all times during the term of this Agreement (i) the Professional Staff are in compliance and good standing under all applicable Dental Practice Laws, dental professional and ethical standards and any other state or federal laws or regulations; (ii) the Professional attend continuing professional education courses and participate in quality assurance/utilization review programs as required under applicable professional licensing and accreditation laws and programs; and (iii) the Orthodontic Entity is in compliance with any other federal, state and local laws and regulations applicable to the operations of the Practice, including without limitation all applicable federal, state and local laws and regulations respecting employment, employment practices, discrimination, reimbursement, and sexual harassment. The Orthodontic Entity shall immediately inform OCS of any legal action against the Orthodontic Entity, the Professional Staff of the Office Staff ("Legal Action"), and the Orthodontic Entity shall immediately disclose all underlying facts, documents and circumstances related to or associated with the Legal Action. The Orthodontic Entity shall immediately report to OCS deficiencies discovered in the performance of any of the Professional Staff and shall take appropriate action to immediately remedy such deficiencies.

         3.5. Operating Schedule. The Orthodontic Entity covenants and agrees that throughout the term of this Agreement (i) it will operate the Practice as a full-time business; (ii) the Offices will be open to the public at hours reasonably convenient to the public and sufficient to meet patient needs; and
(iii) Dr. Bush will provide professional orthodontic services to the patients of the Practice on a full-time basis (except for reasonable vacations, holidays, sick days and personal days, and community service, civic and charitable activities).


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         3.6. Professional Expenses. The Orthodontic Entity shall be solely responsible for the cost of professional licensure fees and board certification fees, membership in professional associations, and continuing professional education incurred by Dr. Bush and all other Professional Staff of the Practice.

         3.7. Professional Insurance Eligibility. The Orthodontic Entity shall cooperate in the obtaining and retaining of professional liability insurance by assuring that each of its Orthodontists is insurable, and participating in an on-going risk management program.

         3.8. Joint and Several Liability of Dr. Bush and the PC. Dr. Bush and the PC mutually agree that all obligations, duties and liabilities of the Orthodontic Entity under this Agreement shall be the joint and several obligations, duties and liabilities of Dr. Bush and the PC, unless expressly provided for otherwise. Dr. Bush hereby personally guarantees the PC's performance of its obligations, duties and liabilities under this Agreement.

                           IV. FINANCIAL ARRANGEMENTS

         4.1. Management Fees: OCS shall receive a Base Management Fee and, as provided for below, and an Additional Management, as follows, subject to the provisions of Section 4.4 below:

         (a)      A Base Management Fee equal to the result of:

                  (i) the sum of (1) 24.12% of the Initial Monthly Contract Balances and (2) the Monthly Contract Residuals; less

                  (ii) the sum of (1) 50% of Net Operating Margin, as calculated on the cash method of accounting, and (2) $83.33 (or such other agreed upon amount) per Patient Hour (together, the "Base Management Fee"); and

                  (iii)    the Lease Amounts as defined below;

         (b) commencing on the first anniversary of this Agreement, an Additional Management Fee of $-0-; and

         (c) payments due under all leases executed by the Orthodontic Entity pursuant to Sections 2.3 and 2.4 (the "Lease Amounts");

         (d) except as otherwise provided, the amounts to be paid to OCS under this Section 4.1 shall be payable monthly. The amounts shall be estimated based upon the previous month's operating results of the Center. Adjustments to the estimated payments shall be made to reconcile actual amounts due under this
                  Section 4.1, by the end of the following month. Upon preparation of quarterly financial statements, final adjustments to the service fee for the quarter shall be made and any additional payments owing to OCS or the Orthodontic Entity shall then be made. Any audit adjustments shall be reflected in the calculations for the fourth quarter.

         4.2. Accounts Receivable. On approximately the first business day of each month, OCS shall purchase the accounts receivable of the Orthodontic Entity arising during the previous month, by payment of cash, or other readily available funds into an account of the Orthodontic Entity. The consideration for the purchase shall be an amount equal to all fees accrued and booked each month (net of Adjustments) less the Base Management Fee and the Additional Management Fee, if applicable, due to OCS under Section 4.1 above.

         4.3. Center Expenses. OCS shall be responsible for the payment of all Center Expenses, as defined below, during the term of this Agreement without reimbursement by the Orthodontic Entity, unless otherwise agreed to by the Parties.


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         4.4. Definitions. For the purposes of this Agreement, the following definitions shall apply:

              (a) "Adjusted Gross Center Revenue" shall mean Gross Revenue of the Center less any Adjustments.

              (b) "Adjustments" shall mean any adjustments to Gross Revenues for uncollectible accounts, professional courtesies and other activities that do not generate a collectible fee.

              (c) "Center Expenses" shall mean all operating and non-operating expenses incurred in the operation of the Center, including, without limitation:

                       (i) Salaries, benefits, and other direct costs of all employees of OCS at the Center, including dental assistants (but excluding all Orthodontists);

                       (ii) Direct costs of all employees or consultants of OCA who provide services at or in connection with the Center required for improved clinic performance, such as work management, materials management, purchasing, charge and coding analysis, and business office consultation;

                       (iii) Corporate overhead charges or any other expenses of OCA or any corporation affiliated with OCA other than the kind of items listed above;

                       (iv) Personal property and intangible taxes assessed against OCS's assets used in connection with the operation of the Center, commencing on the date of this Agreement;

                       (v) Interest expense on indebtedness incurred by OCS or OCA to finance any of its obligations hereunder or services provided hereunder;

                       (vi) Malpractice insurance expenses and Orthodontist recruitment expenses;

                       (vii) In the event an opportunity arises for additional Orthodontists to become employed by or merge with the Orthodontic Entity, actual out-of-pocket expenses of OCS or OCA personnel working on a specified merger, whether or not such merger is completed;

                       (viii) Amortization of intangible asset value as a result of each such merger;

                       (ix) Repayment of any funds loaned to the Orthodontic Entity by OCS or OCA in connection with the operation of the Center;

                       (x) Other expenses incurred by OCS in carrying out its obligations under this Agreement; and

                       (xi) Other expenses incurred by OCS in carrying out its obligations under this Agreement.

         "Center Expenses" shall not include:

                       (i)      Any federal or state income taxes; or

                       (ii) Any expenses which are expressly designated herein as expenses or responsibilities of the Orthodontic Entity.

              (d) "Contract" shall mean this Agreement entered into by patients with the Orthodontic Entity for the provision of orthodontic services at a predetermined fee for an estimated period of treatment.


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              (e)      "Gross Revenue" shall mean all fees and charges recorded
                       or booked each month (net of Adjustments) by or on behalf of the orthodontic Entity as a result of professional orthodontic services personally furnished to patients by the Orthodontist and other fees or income generated in their capacity as a professional prior to any Adjustments.

              (f) "Initial Monthly Contract Balances" shall mean the aggregate of the total value of the new contracts entered into by patients each month with the Orthodontic Entity for the provision of orthodontic services.

              (g) "Monthly Contract Residuals" shall mean the lesser of (i) the result of 75.88% of the Initial Monthly Contract Balances divided by the number of months of treatment provided for in the Contract less 1, or (ii) the remaining balance due under the Contract divided by the remaining term of this Agreement.

              (h) "Net Operating Margin" shall mean the result of Adjusted Gross Center Revenue less (i) Center Expenses, (ii) an amount equal to $22.22 per Patient Hour and (iii) salary expenses paid by the Orthodontic Entity to the Orthodontist for services provided at the Center, which amount shall be equal to $83.33 (or such other amount) per Patient Hour in accordance with the employment agreement entered into by the Orthodontist with the Orthodontic Entity, and (iv) any debt service related to the Center.

              (i) "Orthodontic Service Revenue" shall mean all fees and charges actually recorded or booked each month (net of Adjustments) by or on behalf of the Orthodontic Entity as a result of professional orthodontic services personally furnished to patients by Orthodontic Entities and other fees or income generated in their capacity as professionals.

              (j) "Patient Hour" shall mean each hour of operation of the Center during which patients of the Orthodontist are being treated

         4.5. Additional Offices. In the event the Parties agree to add any New Offices in which the Orthodontic Entity will provide services, the management fees payable to OCS shall be determined by aggregating the results of the operations of each such New Office with the results of the operations of the existing Offices, and such fees payable to OCS shall be calculated pursuant to the provisions of Sections 4.1(b) and (c). All other provisions of this Article IV shall apply to any such New Offices.

                           V. INSURANCE AND INDEMNITY

         5.1. Insurance to be Maintained by the Orthodontic Entity. Throughout the term of this Agreement, the Orthodontic Entity shall maintain comprehensive professional liability insurance with limits of not less than Five Hundred Thousand Dollars ($500,000) per claim and with aggregate policy limits of not less than One Million Dollars ($1,000,000) per orthodontist and dentist providing services at the Center and a separate limit for the Orthodontic Entity. The Orthodontic Entity shall be responsible for all such liabilities in excess of the limits of such policies. OCS agrees to negotiate for and cause premiums to be paid with respect to such insurance. Premiums and deductibles with respect to such policies shall be a Center Expense.

         5.2. Insurance to be Maintained by OCS. Throughout the term of this Agreement, OCS will use reasonable efforts to provide and maintain, as a Center Expense, (i) comprehensive professional liability insurance for all professional employees of OCS with limits as determined reasonable by OCS; and (ii) comprehensive general liability and property insurance covering the Center premises and operations.

         5.3. Tail Insurance Coverage. The Orthodontic Entity will cause each individual orthodontist and dentist providing services at the Center to enter into an agreement with the Orthodontic Entity that upon termination of such orthodontist's or dentist's relationship with the Orthodontic Entity, for any reason, tail insurance coverage will be purchased by each orthodontist and dentist. Such provisions may be contained in employment agreements, restrictive covenant agreements or other agreements entered into by the Orthodontic Entity and the individual


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orthodontists or dentists, and the Orthodontic Entity hereby covenants with OCS to enforce such provisions relating to the tail insurance coverage or to provide such coverage at the expense of the Orthodontic Entity.

         5.4. Additional Insureds. The Orthodontic Entity and OCS agree to use their reasonable efforts to have each other named as an additional insured on the other's respective professional liability insurance programs.

         5.5. Indemnification. The Orthodontic Entity shall indemnify, hold harmless and defend OCS, its officers, directors, shareholders and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical or orthodontic services or the performance of any intentional acts, negligent acts or omissions by the Orthodontic Entity and/or its affiliates, its shareholders, agents, employees and/or subcontractors (other than OCS) during the term hereof. OCS shall indemnify, hold harmless and defend the Orthodontic Entity, directors, shareholders and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any intentional acts, negligent acts or omissions by OCS and/or its shareholders, agents, employees and/or subcontractors (other than the Orthodontic Entity) during the term of this Agreement.

                            VI. TERM AND TERMINATION

         6.1. Term of Agreement. This Agreement shall commence on the date hereof (September 1, 1994) and shall expire on the 20th anniversary hereof unless earlier terminated pursuant to the terms hereof. OCS, in its sole discretion, shall have the option to renew this Agreement for up to two (2) additional twenty- (20) year periods by giving notice to the Orthodontic Entity or its successors or assigns of such renewal of this Agreement.

         6.2. Termination by the Orthodontic Entity. The Orthodontic Entity may terminate this Agreement as follows:

              (i) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by OCS, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by OCS, except for the filing of a petition in involuntary bankruptcy against OCS which is dismissed within thirty (30) days thereafter, the Orthodontic Entity may give written notice of the immediate termination of this Agreement.

              (ii) In the event OCS shall materially default in the performance of any duty or obligation imposed upon it by this Agreement and such default shall continue for a period of ninety (90) days after written notice thereof has been given to OCS by the Orthodontic Entity, the Orthodontic Entity may terminate this Agreement.

         6.3. Termination by OCS. OCS may terminate this Agreement as follows:

              (i) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by the Orthodontic Entity, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by the Orthodontic Entity, except for the filing of a petition in involuntary bankruptcy against the Orthodontic Entity which is dismissed within thirty (30) days thereafter, OCS may give written notice of the immediate termination of this Agreement.

              (ii) In the event the Orthodontic Entity shall materially default in the performance of any duty or obligation imposed upon it by this Agreement, and such default shall continue for a period of ninety (90) days after written notice thereof has been given to the Orthodontic Entity by OCS, OCS may terminate this Agreement.

         6.4. Actions after Termination. Upon termination of this Agreement by a Party for any reason or upon expiration of this Agreement, the Orthodontic Entity shall:

              (i) Purchase all improvements, additions or leasehold improvements which have been made by OCS and which relate solely to the performance of its obligations under this Agreement at adjusted book value;

              (ii) Assume all debt and all contracts, payables and leases which are obligations of OCS and which relate solely to the performance of its obligations under this Agreement or the properties subleased by OCS; and

              (iii) Purchase from OCS at book value all of the equipment of the Center, including all replacements and additions thereto made by OCS pursuant to the performance of its obligations under this Agreement, and all other assets, including inventory and supplies, tangibles and intangibles, set forth on the balance sheet prepared for the month most recently ended prior to the date of such termination in accordance with GAAP to reflect operations of the Center, depreciation, amortization and other adjustments of assets shown on such balance sheet.

         6.5. Closing of Repurchase by the Orthodontic Entity and Effective Date of Termination. The Orthodontic Entity shall pay cash for the repurchased assets. The amount of the purchase price shall be reduced by the amount of debt and liabilities of OCS assumed by the Orthodontic Entity and shall also be reduced by any payment OCS has failed to make under this Agreement. The Orthodontic Entity and any Orthodontist associated with the Orthodontic Entity shall execute such documents as may be required to assume the liabilities set forth in Section 6.4(c) and shall use its best efforts to remove OCS from any liability with respect to such repurchased assets and with respect to any property leased or subleased by OCS. The closing date for the repurchase shall be determined by the Orthodontic Entity, but shall in no event occur later than one hundred eighty (180) days from the date of the notice of termination. The termination of this Agreement shall become effective upon the closing of the sale of the assets and the Orthodontic Entity. From and after any termination, each of the Parties shall provide the other Party(ies) with reasonable access to books and records then owned by it to permit such requesting Party(ies) to satisfy reporting and contractual obligations which may be required of it.

         6.6. Patient Records. Upon termination of this Agreement, the Orthodontic Entity shall retain all patient medical records maintained by the Orthodontic Entity or OCS in the name of the Orthodontic Entity. During the term of this Agreement, and thereafter, the Orthodontic Entity or its designee shall have reasonable access during normal business hours to the Orthodontic Entity's and OCS's records, including, but not limited to, records of collections, expenses and disbursements as kept by OCS in performing OCS's obligations under this Agreement, and the Orthodontic Entity may copy any or all such records.

                           VII. INDEPENDENT CONTRACTOR

         7.1. Orthodontic Entity's Control Over Professional Services. Notwithstanding the authority granted to OCS herein, OCS and the Orthodontic Entity mutually agree that Dr. Bush, personally or through the PC or any of the PC's Professional employees or agents, shall have control or supervision over the provision of all professional services, with the sole authority to direct the professional, and ethical aspects of his orthodontic practice, and to select the course of treatment for a patient or the manner in which such treatment is carried out. OCS will have no authority, directly or indirectly, to perform, and will not perform, any orthodontic function.

         7.2. Independent Relationship. The Orthodontic Entity and OCS intend to act and perform as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the Parties. The Orthodontic Entity will not have any claim under this Agreement, or otherwise, against OCS for vacation pay, sick leave, unemployment insurance, worker's compensation, disability benefits or employee benefits of any kind.

         7.3. Other Professionals. Except to the extent provided for in Section 8.1, no provision of this Agreement is intended to limit OCS's right, authority, or ability under applicable law to contract with other dentists or orthodontists, or to employ, contract with, or enter into any partnership or joint venture with any healthcare professional.

                             VIII. MUTUAL AGREEMENTS

         8.1. OCS Covenant Not to Compete. The Orthodontic Entity acknowledges and agrees that OCS' general intent is to develop affiliations with dental practices at generally the same level of density as the development of retail shopping malls and "Home Depot," "Toys `R Us" and other retail enterprises with a similar development philosophy. Therefore, OCS agrees that, during the term of this Agreement, it will not affiliate with more "Advertising Practices" within the "DMA" (as those terms are defined hereinafter) than the higher of the total number of "Toys `R Us" or "Home Depot" stores or regional shopping malls located within the DMA, or, if these entities do not exist in the DMA or if their development in the DMA does not follow standard national development patterns, such other retail enterprise as OCS may reasonably designate that does have a presence and does develop stores in the DMA with the same level of geographic density as generally followed by "Toys `R Us" and "Home Depot" stores and regional shopping malls, nationally. For the purpose of this Agreement, "Advertising Practice" means any orthodontic practice operating within the DMA which advertises to the general public through printed media (including newspapers and magazines), electronic media (including television, radio and the Internet), outdoor advertising, direct mail or "mailer" advertising, or yellow pages advertising more than a quarter page in size. "DMA" means the Designated Market Area in which the cities of Atlanta and Macon, Georgia are encompassed, as defined in the most current publications of Nielsen Media Research or its successor, and represents the primary broadcast area for television broadcasting in the greater Atlanta and Macon, Georgia markets.

         8.2. Orthodontic Entity's Covenant Not to Compete.

         (a) Acknowledgments. The Orthodontic Entity acknowledges and agrees that: (i) pursuant to Section 8.1 of this Agreement, OCS has agreed to restrict the number of other orthodontic practices with whom OCS may associate within the DMA during the term of this Agreement, in the event of termination of this Agreement, the development by OCS of such business relationships is likely to require a minimum of two years, and certain business practices engaged in by the Orthodontic Entity during such period of time would seriously impede OCS' ability to develop business relationships with other orthodontic practices in the DMA; (ii) the covenants and agreements set forth in this Section are an essential inducement and consideration for OCS to have entered into this Agreement; (iii) the restrictions imposed herein are not greater than are fair and reasonable and necessary for the protection of OCS in light of the substantial harm that OCS will suffer should the Orthodontic Entity breach any of the provisions of said covenants or agreements; and (iv) by reason of the abilities and experience of the Orthodontic Entity, the enforcement of the covenants and agreements set forth in this Section will not prevent him/her from obtaining other suitable employment or earning a livelihood.

         (b) Non-Compete Agreements during Term of Agreement. The Orthodontic Entity covenants and agrees that, during the term of this Agreement, Dr. Bush will devote his full professional time exclusively to the operation of the Practice, and the Orthodontic Entity will not, directly or indirectly, in any capacity, except pursuant to the affiliation with OCS contemplated in this Agreement, do any of the following:

                  (i) Own any interest in, manage, be employed or contracted by, participate in, operate, control or provide any services to, any orthodontic practice other than the Practice, or practice orthodontic dentistry other than in the Offices or otherwise compete with the Practice in the operation or development of any orthodontic practice;

                  (ii) Solicit any patients, staff or referral sources of the Practice (other than solicitations for the Practice itself); or

                  (iii) Own any interest in, manage, be employed or contracted by, participate in, operate, control or provide any services to any enterprise engaged in the provision of management or business services to orthodontic practices similar to those set forth in this Agreement.

         (c) Non-Compete Agreements Following Termination of Agreement. The Orthodontic Entity additionally covenants and agrees that for a period of two
(2) years following the expiration or termination of this Agreement for any reason, except under the circumstances discussed in Subsection 7.2(d) below, the Orthodontic Entity shall not directly or indirectly in any capacity do any of the following:

             (i) Solicit any patients, staff or referral sources of the Practice;

             (ii) Own any interest in, manage, be employed or contracted by, participate in, operate, control or provide any services to any enterprise engaged in the provision of management or business services to orthodontic practices similar to those set forth in this Agreement; or

             (iii) Directly or indirectly own any interest in, manage, be employed or contracted by, participate in, operate, control or provide any services to any dental or orthodontic practice operating within a radius extending five (5) miles in all directions from any Office included in this Agreement, unless the Orthodontic Entity purchases such restrictive covenant from OCS as provided for in
                      Section 5.4(a).

          (d) Exceptions to Non-Compete Agreements Following Termination. Notwithstanding anything in this Agreement to the contrary, the Orthodontic Entity's covenants and agreements not to compete provided for in Section 8.2(c) will not apply in the event of termination of this Agreement by the Orthodontic Entity for cause pursuant to Section 5.2.

         8.3. Remedies; Severability. In the event the Orthodontic Entity violates any of the covenants and agreements set forth in Section 8.2 above, the Orthodontic Entity agrees and stipulates that OCS shall be entitled to its actual damages, plus an additional amount of $200,000, and reimbursement of its attorney fees and legal expenses and shall be entitled to any other legal, injunctive or equitable relief or remedies to which it may be entitled. Regarding any act or lawsuit by OCS to obtain injunctive or other equitable relief, the Orthodontic Entity hereby waives any requirement on the part of OCS of proving actual damages and waives any requirement for securing or posting any bond. If any provisions of Sections 8.2 or 8.3 shall be determined to be invalid or unenforceable, either in whole or in part, such Section(s) shall be deemed amended to delete or modify, as necessary, the offending provisions and such Section shall be reformed to alter the balance of the Section to render the same valid and enforceable to the fullest extent permissible, as aforesaid. Additionally, the provisions of Sections 8.2 and 8.3 shall be deemed to be valid to the extent of any lesser area or for any lesser duration permitted by law if the area and duration set forth herein is deemed to be too broad by a court of competent jurisdiction. The provisions of Section 8.2 and 8.3 shall be construed as an agreement independent of the other provisions of this Agreement. The existence of any claim or cause of action by the Orthodontic Entity against OCS shall not constitute a defense to the enforcement by OCS of the provisions of Sections 8.2 or 8.3.

         8.4. Proprietary Information of OCS. The Orthodontic Entity acknowledges and agrees that all "Proprietary Information of OCS" (as defined hereinafter) provided to the Orthodontic Entity pursuant to this Agreement shall be considered the property of OCS. The Orthodontic Entity further agrees that it shall not, directly or indirectly, disclose, exploit, rent, sell or utilize any Proprietary Information of OCS other than as required to fulfill its obligations under this Agreement, unless otherwise required by law, regulation, valid court order or unless expressly authorized in advance by OCS in writing. For the purposes of this Agreement "Proprietary Information of OCS" means all confidential information relating to OCS, OCA and any subsidiary or affiliate thereof (collectively, the "OCS Affiliated Parties), and all business information and materials of the OCS Affiliated Parties (in whatever medium). It is expressly understood, acknowledged and agreed that the OCS Proprietary Information includes, without limitation, the OCA Software and Documentation.

         8.5. Proprietary Information of the Orthodontic Entity. OCS acknowledges and agrees that all "Proprietary Information of the Orthodontic Entity" (as defined hereinafter) provided to OCS by the Orthodontic Entity pursuant to this Agreement shall be considered the property of the Orthodontic Entity. OCS further agrees that it shall not, directly or indirectly, disclose, exploit, rent, sell or utilize the Proprietary Information of the Orthodontic Entity other than as required to fulfill its obligations under this Agreement, unless otherwise required by law, regulation, valid court order or unless expressly authorized in advance by the Orthodontic Entity in writing. Notwithstanding the foregoing, it is expressly acknowledged and agreed by the Orthodontic Entity that, in the event of termination of this Agreement by OCS for cause, OCS or orthodontists affiliated with OCS may use patient lists and related information of the Orthodontic Entity to solicit patients of the Practice, or, subject to all applicable dental practice laws or laws governing the confidentiality of patient records and the consent of the patients in question, arrange for the transfer of patient records to such Orthodontic Entities. For the purposes of this Agreement "Proprietary Information of the Orthodontic Entity" means all confidential information relating to the Orthodontic Entity and any subsidiary or affiliate thereof (collectively, the "Orthodontic Entity Affiliated Parties"), and all business information and materials of the Orthodontic Entity Affiliated Parties (in whatever medium).

                       IX. REPRESENTATIONS AND WARRANTIES

         9.1. Representations and Warranties of the Orthodontic Entity. The Orthodontic Entity makes the following representations and warranties to OCS:

         (a) Dr. Bush is, and shall remain throughout the term hereof, licensed to practice dentistry in the State of Georgia without restriction and is not subject to any disciplinary or corrective action.

         (b) The PC is a professional corporation, duly organized and validly existing and in good standing under the applicable laws of the State of Georgia.

         (c) Dr. Bush is, and shall remain throughout the term hereof, the sole record and beneficial owner of all of the capital stock of the PC

         (d) Each of Dr. Bush and the PC has all necessary capacity, power and authority to enter into this Agreement and perform its obligations under this Agreement.

         (e) The execution, delivery and performance of this Agreement by each of Dr. Bush and the PC have been duly authorized by all necessary laws, resolutions and corporate action, and will not materially breach, conflict with or violate any contract, obligation, covenant not to compete, restrictive covenant or other agreement to which Dr. Bush or the PC is a party. This Agreement constitutes the valid and enforceable obligations of each of Dr. Bush and the PC in accordance with its terms.

         9.2. Representations and Warranties of OCS. OCS makes the following representations and warranties to the Orthodontic Entity:

         (a) OCS is a corporation, duly organized and operating under the applicable laws of the State of Delaware and qualified to do business in the State of Georgia. OCS has all necessary corporate power and authority to enter into this Agreement and perform its obligations under this Agreement.

         (b) The execution and performance of this Agreement by OCS have been duly authorized by all necessary laws, resolutions and corporate action, and will not materially breach, conflict with or violate any contract, obligation, covenant not to compete, restrictive covenant or other agreement to which OCS is a party. This Agreement constitutes the valid and enforceable obligations of OCS in accordance with its terms.

                              X. GENERAL PROVISIONS

         10.1. Assignment. OCS shall have the right to assign its rights hereunder to any person, firm or corporation under common control with OCS without the consent of the Orthodontic Entity. Except as set forth above, neither OCS nor the Orthodontic Entity shall have the right to assign their respective rights and obligations hereunder without the written consent of the other Party(ies). Subject to this provision, this Agreement shall be binding upon the Parties, and their successors and assigns.

         10.2. Whole Agreement; Modification. The Parties hereby agree to amend and restate the terms of the Agreement as set forth herein. This Agreement as set forth herein supercedes and replaces in its entirety any prior agreements between the Parties relating to the subject matter hereof. There are no other agreements or understandings, written or oral, between the Parties regarding this Agreement, the Exhibits and the Schedules, other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by the Parties, and such written modification(s) shall be attached hereto.

         10.3. Notices. All notices required or permitted by this Agreement shall be in writing and shall be addressed as follows:

               To OCS:               Orthodontic Centers of Texas, Inc.
                                     3850 North Causeway Boulevard, Suite 1040
                                     Metairie, Louisiana 70002
                                     Attn: Bartholomew F. Palmisano, Sr.


               With a copy to:       Waller Lansden Dortch & Davis, PLLC
                                     Nashville City Center
                                     511 Union Street, Suite 2100
                                     Nashville, Tennessee 37219-8966
                                     Attn: N. Krugman, Esq.

               To the                Hector M. Bush, P.C.
               Orthodontic Entity:
                                     --------------------------------------

                                     --------------------------------------

                                     Attn: Dr. Hector M. Bush

or to such other address as the Parties shall notify each other.

         10.4. Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the Parties. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         10.5. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the state of Georgia. The Parties acknowledge that OCS is not authorized or qualified to engage in any activity, which may be construed or deemed to constitute the practice of dentistry or orthodontics. To the extent any act or service required of OCS in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of dentistry or orthodontics, the performance of said act or service by OCS shall be deemed waived and forever unenforceable and the provisions of Section 10.12 shall be applicable.

         10.6. Events Excusing Performance. No Party shall be liable to another Party for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which that Party has no control for so long as such events continue, and for a reasonable period of time thereafter.

         10.7. Compliance with Applicable Laws. The Parties shall comply with all applicable federal, state and local laws, regulations and restrictions in the conduct of their obligations under this Agreement.

         10.8. Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the Parties.

         10.9. Additional Documents. Each of the Parties agrees to execute any document or documents that may be requested from time to time by the other Party(ies) to implement or complete such Party's obligations pursuant to this Agreement.

         10.10. Attorneys' Fees. If legal action is commenced by a Party to enforce or defend its rights under this Agreement, the prevailing Party(ies) in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

         10.11. Confidentiality. No Party hereto shall disseminate or release to any third party any information regarding any provision of this Agreement, or any financial information regarding the other (past, present or future) that was obtained by the other in the course of the negotiation of this Agreement or in the course of the performance of this Agreement, without the other Party(ies)' written approval; provided, however, the foregoing shall not apply to information which is required to be disclosed by law including securities laws, or pursuant to court order.

         10.12. Contract Modifications for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel for all of the Parties in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, the Orthodontic Entity and OCS shall amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between the Orthodontic Entity and OCS.

         10.13. Remedies Cumulative. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any Party shall be considered exclusive of any other remedy available to any Party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         10.14. Language Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its plain meaning, except where the context expressly indicates otherwise, and the Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

         10.15. No Obligation to Third Parties. None of the obligations and duties of OCS or the Orthodontic Entity under this Agreement shall in any way or in any manner be deemed to create any obligation of OCS or of the Orthodontic Entity to, or any rights in, any person or entity not a party to this Agreement.


                        [Signatures appear on next page]

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

                                     THE PC:
                                     HECTOR M. BUSH, P.C.

                                     By: /s/ Hector M. Bush, DMD
                                     Print Name: Hector M. Bush, DMD
                                     Title: President


                                     DR. BUSH:
                                     HECTOR M. BUSH, DMD

                                     /s/ Hector M. Bush, DMD
                                     (Signature)


                                     OCS:
                                     ORTHODONTIC CENTERS
                                     OF GEORGIA, INC.

                                     By: /s/ Bartholomew F. Palmisano, Sr.
                                     Print Name: Bartholomew F. Palmisano, Sr.
                                     Title: President